EXHIBIT 99.1

BBSI Declares Four-for-One Stock Split

VANCOUVER, Wash., June 4, 2024 (GLOBE NEWSWIRE)-- Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, today announced that its board of directors has declared a four-for-one split of the Company’s common stock in the form of a stock dividend.

Each stockholder of record on June 14, 2024, will receive a dividend of three additional shares of common stock for each share they hold, to be distributed on June 21, 2024. Trading will resume on a stock split-adjusted basis on June 24, 2024.

The stock split is expected to improve the overall trading efficiency of BBSI’s stock and make stock ownership more accessible to a broader range of investors.

As of May 31, 2024, BBSI had 6,507,409 shares of common stock outstanding. Following the stock split, BBSI will have approximately 26.0 million shares of common stock outstanding. Earnings per share for the second quarter of 2024 will be reported on a split-adjusted basis.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 7,500 clients across all lines of business and is licensed to operate in all 50 states. For more information, please visit www.bbsi.com.

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com